UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

Solicitation/Recommendation Statement
Under Section 14(d)(4) of the Securities Exchange Act of 1934

FORESCOUT TECHNOLOGIES, INC.

(Name of Subject Company)

FORESCOUT TECHNOLOGIES, INC.

(Name of Person Filing Statement)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

34553D101

(CUSIP Number of Class of Securities)

Darren Milliken
Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
Forescout Technologies, Inc.
190 West Tasman Drive

San Jose, CA 95134
(866) 377-8771

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Steven E. Bochner

Douglas K. Schnell

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

☒ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 8.01 and 9.01 of the Current Report on Form 8-K filed by Forescout Technologies, Inc. on July 15, 2020 (including all exhibits attached thereto) is incorporated herein by reference.

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